UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 1, 2010

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

On July 1, 2010, Royal Gold, Inc. (“Royal Gold” or the “Company”) entered into two separate assignment of rights agreements with two private Chilean citizens whereby Royal Gold acquired the rights to an additional 0.75% net smelter return (“NSR”) sliding-scale royalty on the Pascua-Lama project, which is owned and operated by Barrick Gold Corporation (“Barrick”) and located on the border between Argentina and Chile, for a purchase price of $53 million.  Of this amount, $25 million has been paid to immediately acquire an additional 0.35% royalty interest.  A deferred payment of $28 million is expected to be made on or before October 29, 2010, to acquire the remaining 0.40% royalty interest.  In addition, on April 23, 2010, Royal Gold entered into an immaterial assignment of rights agreement with another private Chilean citizen whereby Royal Gold acquired an additional 0.25% NSR on the project for a purchase price of $15 million.  Once the deferred closings occur, Royal Gold’s total gold royalty interest in the Pascua-Lama project will increase to 5.23% NSR, at gold prices above $800 per ounce.

As a result of the July 1, 2010 transactions, Royal Gold reduced its future payment obligations and obtained additional rights to receive a contingent payment with respect to the portion of the Pascua-Lama royalty acquired in the International Royalty Corporation (“IRC”) acquisition.  Upon payment of the $28 million deferred payment mentioned above, Royal Gold will have (i) reduced its contingent payment obligations from $10.4 million to $8.4 million, which Royal Gold would be obligated to pay to certain individuals who held the royalty in the event that gold prices exceed $600 per ounce for any six month period during the first 36 months of commercial production from the project; (ii) decreased payments due from Royal Gold to these individuals from $6.4 million to $4.4 million, which would be payable to extend 24% of the royalty interest beyond a 14 million ounce production cap that was contractually imposed upon IRC (approximately 20% of Royal Gold’s total royalty remains subject to the 14 million ounce production cap); and (iii) increased its interest in two one-time payments from $500,000 to $1.5 million per payment, which are payable by Barrick upon the achievement of certain production thresholds at Pascua-Lama.

Pursuant to the assignment of rights agreements, Royal Gold also acquired a 0.20% fixed-rate copper royalty that takes effect after January 1, 2017, increasing Royal Gold’s copper royalty interest in the Pascua-Lama project to 1.05%.

An English translation of the form of July 1, 2010 assignment of rights agreement is attached hereto as Exhibit 10.1 in order to provide investors with information regarding the terms of the July 1, 2010 agreements.  Except for their status as the contractual documents that establish and govern the legal relations among the parties thereto with respect to the transactions described above, the assignment of rights agreements are not intended to be a source of factual, business or operational information about the parties.

The assignment of rights agreements, which are governed by Chilean law, contain representations and warranties that the Company and the individuals made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the assignment of rights agreements, which govern the contractual rights and relationships, and allocate risks among the parties thereto in relation to the acquisition, and may be subject to important qualifications and limitations agreed to by the Company and the individuals in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

The foregoing description of the terms of the July 1, 2010, assignment of rights agreements is qualified in its entirety by the form of July 1, 2010 assignment of  rights agreement, which is filed herewith as Exhibit 10.1 and incorporated into this Item 1.01 by reference.

This Current Report contains certain forward looking statements.  Readers are cautioned not to put undue reliance on forward-looking statements and are referred to Royal Gold’s Cautionary “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 contained in the press release filed herewith as Exhibit 99.1 and incorporated into Item 8.01 by reference.

Item 8.01          Other Events

On July 6, 2010, Royal Gold, Inc. issued a press release announcing its purchase of additional royalty interests on the Pascua-Lama project.  A copy of the press release is filed herewith as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Item 9.01          Financial Statements and Exhibits

(d) Exhibits

10.1           Form of Assignment of Rights Agreement between Royal Gold, Inc. and certain individuals dated July 1, 2010.

99.1           Press Release dated July 6, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

Dated: July 8, 2010	By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President and Corporate Secretary

Exhibit Index

Exhibit No.

10.1           Form of Assignment of Rights Agreement between Royal Gold, Inc. and certain individuals dated July 1, 2010.

99.1           Press Release dated July 6, 2010.